Exhibit 99.1

Insperity Announces Record Fourth Quarter and Full Year 2017 Results

HOUSTON – Feb. 12, 2018 – Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today reported results for the fourth quarter and year ended Dec. 31, 2017.

Fourth Quarter and Full Year 2017 Results (reflecting a 2-for-1 stock split in Q4):

•	Q4 EPS up 57% to $0.36; adjusted EPS up 90% to $0.55

•	Q4 net income increased 63% to $15.6 million

•	Q4 adjusted EBITDA up 67% to $38.5 million

•	2017 EPS increased 31% to $2.01; adjusted EPS up 37% to $2.45

•	2017 net income increased 28% to $84.4 million

•	2017 adjusted EBITDA up 26% over 2016 to $177.7 million

Fourth Quarter Results

The fourth quarter per share results reflect the two-for-one stock split effective December 18, 2017. Fourth quarter 2017 net income and diluted earnings per share of $15.6 million and $0.36 represented increases of 63% and 57%, respectively, compared to the fourth quarter of 2016. Adjusted diluted earnings per share were $0.55, a 90% increase over the fourth quarter of 2016. Adjusted EBITDA increased 67% to $38.5 million.

“We are pleased with these record 2017 financial results capped off with a very strong fall sales and client retention campaign,” said Paul J. Sarvadi, Insperity chairman and chief executive officer. “A higher starting point of paid worksite employees in January positions Insperity for growth acceleration and continued exceptional financial performance in 2018.”

Revenues for the fourth quarter of 2017 increased 13% to $826.5 million compared to the fourth quarter of 2016 primarily due to a 10% increase in the average number of worksite employees paid per month. The worksite employee growth was the result of new client sales driven by an increase in the number of trained Business Performance Advisors, combined with a continuing high level of client retention. Net hiring of worksite employees by our clients was minimal, as a net loss during the first month of the quarter was followed by slight gains in each of the following two months.

Gross profit for the fourth quarter of 2017 increased 29% over the fourth quarter of 2016 to $142.9 million, primarily due to the 10% worksite employee growth, increases in overall pricing and improved results in our benefits, workers’ compensation and payroll tax areas. Operating expenses increased 24% over the fourth quarter of 2016 to $119.2 million, and included additional accruals for incentive compensation programs tied to our outperformance and an acceleration of the vesting of restricted shares from the first quarter of 2018 to take advantage of higher tax deductibility.

Net income and adjusted EBITDA per worksite employee per month increased 50% and 51%, respectively, over the fourth quarter of 2016 to $27 and $68.

The fourth quarter and full year 2017 effective income tax rates were both 35% and included a charge associated with the enactment of U.S. tax reform of $2.5 million offset by tax benefits associated with the acceleration of restricted stock and other credits.

Full Year Results

For the year ended Dec. 31, 2017, reported net income increased 28% over 2016 to $84.4 million, and diluted net income per share increased 31% to $2.01. Adjusted diluted earnings per share increased 37% over 2016 to $2.45. Adjusted EBITDA increased 26% to $177.7 million.

Revenues in 2017 increased to $3.3 billion, on a 10% increase in the average number of worksite employees paid per month over 2016. This growth was driven by an increase in worksite employees paid from new sales on a 13% increase in the average number of trained Business Performance Advisors. Additionally, worksite employee retention was 85% in 2017. Gross profit for the year ended Dec. 31, 2017 increased 17% to $572.7 million. Operating expenses increased 15% to $442.8 million over 2016. Adjusted operating expenses increased 14% to $440.8 million over 2016.

Adjusted EBITDA per worksite employee per month increased 14% from $71 in 2016 to a record high of $81 in 2017 primarily as a result of double-digit worksite employee growth, effective pricing and direct cost and operating expense management.

Cash outlays in 2017 included the repurchase of approximately 901,000 shares of stock at a cost of $38.7 million, dividends totaling $65.8 million, including both our regular quarterly dividend and the $1.00 per share special dividend declared in December. We also had capital expenditures of $33.3 million. Adjusted cash, cash equivalents and marketable securities at Dec. 31, 2017 was $61.1 million.

“Our strong cash flow generated from our continued double-digit worksite employee growth and direct cost and operating expense management has allowed us to return just over $300 million to shareholders over the past two years in the form of dividends and share repurchases,” said Douglas S. Sharp, senior vice president of finance, chief financial officer and treasurer. “With another strong year anticipated in 2018, we expect to continue to provide exceptional shareholder return while investing in our long-term plan for growth and profitability.”

Other Matters

Today, we also announced the renewal and expansion of our credit facility. The facility has been increased to $350 million, increasing our borrowing ability by $150 million and extending the maturity date to February 2023. The credit facility is available for general corporate purposes and is subject to various covenants that are customary for facilities of this nature.

2018 Guidance

The company also announced its guidance for 2018, including the first quarter of 2018. Please refer to the accompanying financial tables at the end of this press release for the reconciliation of non-GAAP financial measures to the comparable GAAP financial measures.

	Q1 2018			Full Year 2018

Average WSEEs	193,500	—	195,300	203,700	—	207,400
Year-over-year increase	11%	—	12%	11.5%	—	13.5%

Adjusted EPS	$1.12	—	$1.16	$2.96	—	$3.08
Year-over-year increase	22%	—	26%	21%	—	26%

Adjusted EBITDA (in millions)	$69	—	$71	$197	—	$204
Year-over-year increase	10%	—	13%	11%	—	15%

Definition of Key Metrics

Average WSEEs - Determined by calculating the company’s cumulative worksite employees paid during the period divided by the number of months in the period.
Adjusted EPS - Represents diluted net income per share computed in accordance with GAAP, excluding the impact of non-cash impairment and other charges, one-time tax reform bonus and stock-based compensation.
Adjusted EBITDA - Represents net income computed in accordance with GAAP, plus interest expense, income taxes, depreciation and amortization expense, non-cash impairment and other charges, one-time tax reform bonus and stock-based compensation.
Insperity will be hosting a conference call today at 10 a.m. ET to discuss these results, provide guidance for the first quarter and full year 2018 and answer questions from investment analysts. To listen in, call 877-651-0053 and use conference i.d. number 6087858. The call will also be webcast at http://ir.insperity.com. The conference call script will be available at the same website later today. A replay of the conference call will be available at 855-859-2056, conference i.d. 6087858. The webcast will be archived for one year.

Insperity, a trusted advisor to America’s best businesses for more than 31 years, provides an array of human resources and business solutions designed to help improve business performance. Insperity® Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Human Capital Management, Payroll Services, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Expense Management, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over

2 million employees. With 2017 revenues of $3.3 billion, Insperity operates in 68 offices throughout the United States. For more information, visit http://www.insperity.com.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “opportunity,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Insperity, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our expectations, estimates and projections at the time such statements are made. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) adverse economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) the ability to secure competitive replacement contracts for health insurance and workers’ compensation insurance at expiration of current contracts; (iv) cancellation of client contracts on short notice, or the inability to renew client contracts or attract new clients; (v) vulnerability to regional economic factors because of our geographic market concentration; (vi) increases in health insurance costs and workers’ compensation rates and underlying claims trends, health care reform, financial solvency of workers’ compensation carriers, other insurers or financial institutions, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims; (vii) failure to manage growth of our operations and the effectiveness of our sales and marketing efforts; (viii) the impact of the competitive environment in the PEO industry on our growth and/or profitability; (ix) our liability for worksite employee payroll, payroll taxes and benefits costs; (x) our liability for disclosure of sensitive or private information; (xi) our ability to integrate or realize expected returns on our acquisitions; (xii) failure of our information technology systems; (xiii) an adverse final judgment or settlement of claims against Insperity; and (xiv) disruptions to our business resulting from the actions of certain stockholders. These factors are discussed in further detail in Insperity’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.
Except to the extent otherwise required by federal securities law, we do not undertake any obligation to update our forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

Insperity, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	Dec. 31,	Dec. 31,
	2017	2016
Assets:
Cash and cash equivalents	$354,260	$286,034
Restricted cash	41,137	42,637
Marketable securities	1,960	1,851
Accounts receivable, net	333,981	270,284
Prepaid insurance	10,782	15,041
Other current assets	26,991	19,526
Income taxes receivable	9,824	4,949
Total current assets	778,935	640,322

Property and equipment, net	95,659	80,261
Prepaid health insurance	9,000	9,000
Deposits	159,515	148,638
Goodwill and other intangible assets, net	12,762	13,088
Deferred income taxes, net	4,283	14,025
Other assets	3,541	1,840
Total assets	$1,063,695	$907,174

Liabilities and stockholders' equity:
Accounts payable	$6,447	$4,189
Payroll taxes and other payroll deductions payable	303,247	247,766
Accrued worksite employee payroll cost	267,402	215,214
Accrued health insurance costs	26,075	26,360
Accrued workers’ compensation costs	42,974	44,231
Accrued corporate payroll and commissions	52,595	40,761
Other accrued liabilities	27,741	22,437
Total current liabilities	726,481	600,958

Accrued workers’ compensation costs	166,493	141,291
Long-term debt	104,400	104,400
Total noncurrent liabilities	270,893	245,691

Stockholders’ equity:
Common stock	555	555
Additional paid-in capital	25,337	8,962
Treasury stock, at cost	(256,363)	(227,152)
Accumulated other comprehensive income, net of tax	(5)	(3)
Retained earnings	296,797	278,163
Total stockholders’ equity	66,321	60,525
Total liabilities and stockholders’ equity	$1,063,695	$907,174

Insperity, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)

	Three months ended Dec. 31,			Year ended Dec. 31,
	2017	2016	Change	2017	2016	Change
Operating results:
Revenues (gross billings of $5.518 billion, $4.892 billion, $20.174 billion and $17.933 billion, less worksite employee payroll cost of $4.692 billion, $4.163 billion, $16.874 billion and $14.992 billion, respectively)	$826,494	$729,069	13.4%	$3,300,223	$2,941,347	12.2%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	683,628	618,530	10.5%	2,727,492	2,449,737	11.3%
Gross profit	142,866	110,539	29.2%	572,731	491,610	16.5%

Operating expenses:
Salaries, wages and payroll taxes	70,393	58,679	20.0%	259,531	229,589	13.0%
Stock-based compensation	7,955	4,116	93.3%	24,345	16,643	46.3%
Commissions	6,958	5,642	23.3%	22,773	19,288	18.1%
Advertising	3,063	3,148	(2.7)%	16,686	16,447	1.5%
General and administrative expenses	25,958	20,337	27.6%	101,273	86,693	16.8%
Depreciation and amortization	4,827	4,150	16.3%	18,182	16,644	9.2%
Total operating expenses	119,154	96,072	24.0%	442,790	385,304	14.9%
Operating income	23,712	14,467	63.9%	129,941	106,306	22.2%
Other income (expense):
Interest income	1,255	340	269.1%	3,413	1,267	169.4%
Interest expense	(893)	(481)	85.7%	(3,213)	(2,396)	34.1%
Income before income tax expense	24,074	14,326	68.0%	130,141	105,177	23.7%
Income tax expense	8,520	4,806	77.3%	45,739	39,186	16.7%
Net income	$15,554	$9,520	63.4%	$84,402	$65,991	27.9%
Less distributed and undistributed earnings allocated to participating securities	(827)	(222)	272.5%	(1,517)	(1,496)	1.4%
Net income allocated to common shares	$14,727	$9,298	58.4%	$82,885	$64,495	28.5%
Basic net income per share of common stock	$0.36	$0.23	56.5%	$2.02	$1.55	30.3%
Diluted net income per share of common stock	$0.36	$0.23	56.5%	$2.01	$1.54	30.5%

Insperity, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)

	Three months ended Dec. 31,			Year ended Dec. 31,
	2017	2016	Change	2017	2016	Change

Statistical Data:
Average number of worksite employees paid per month	189,513	172,578	9.8%	182,696	165,850	10.2%
Revenues per worksite employee per month (1)	$1,454	$1,408	3.3%	$1,505	$1,478	1.8%
Gross profit per worksite employee per month	251	214	17.3%	261	247	5.7%
Operating expenses per worksite employee per month	209	186	12.4%	202	194	4.1%
Operating income per worksite employee per month	42	28	50.0%	59	53	11.3%
Net income per worksite employee per month	27	18	50.0%	38	33	15.2%

(1)	Gross billings of $9,706, $9,449, $9,202 and $9,011 per worksite employee per month, less payroll cost of $8,252, $8,041, $7,697 and $7,533 per worksite employee per month, respectively.

Insperity, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended			Year ended
	Dec. 31,			Dec. 31,
	2017	2016	Change	2017	2016	Change

Payroll cost (GAAP)	$4,691,773	$4,163,210	12.7%	$16,873,589	$14,991,510	12.6%
Less: Bonus payroll cost	725,226	598,288	21.2%	1,959,053	1,648,936	18.8%
Non-bonus payroll cost	$3,966,547	$3,564,922	11.3%	$14,914,536	$13,342,574	11.8%

Payroll cost per worksite employee per month (GAAP)	$8,252	$8,041	2.6%	$7,697	$7,533	2.2%
Less: Bonus payroll cost per worksite employee per month	1,275	1,156	10.3%	894	829	7.8%
Non-bonus payroll cost per worksite employee per month	$6,977	$6,885	1.3%	$6,803	$6,704	1.5%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Insperity management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs. Insperity includes these non-GAAP financial measures because it believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program.

	December 31, 2017	December 31, 2016

Cash, cash equivalents and marketable securities (GAAP)	$356,220	$287,885
Less: Amounts payable for withheld federal and state income taxes, employment taxes and other payroll deductions	271,547	221,710
Customer prepayments	23,603	21,256
Adjusted cash, cash equivalents and marketable securities	$61,070	$44,919

Adjusted cash, cash equivalents and marketable securities excludes funds associated with federal and state income tax withholdings, employment taxes and other payroll deductions, as well as client prepayments. Insperity management believes adjusted cash, cash equivalents and marketable securities is a useful measure of the company’s available funds.

	Three months ended			Year ended
	Dec. 31,			Dec. 31,
	2017	2016	Change	2017	2016	Change

Operating expenses (GAAP)	$119,154	$96,072	24.0%	$442,790	$385,304	14.9%
Less:
Charitable donations to Hurricane Harvey relief efforts	782	—	—	2,000	—	—
Stockholder advisory expenses	—	—	—	—	323	—
Adjusted operating expenses (non-GAAP)	$118,372	$96,072	23.2%	$440,790	$384,981	14.5%

Operating expenses per worksite employee per month (GAAP)	$209	$186	12.4%	$202	$194	4.1%
Less:
Charitable donations to Hurricane Harvey relief efforts per worksite employee per month	1	—	—	1	—	—
Stockholder advisory expenses per worksite employee per month	—	—	—	—	1	—
Adjusted operating expenses per worksite employee per month (non-GAAP)	$208	$186	11.8%	$201	$193	4.1%

Adjusted operating expenses represent operating expenses excluding the impact of charitable contributions related to Hurricane Harvey relief efforts and stockholder advisory expenses. Insperity management believes adjusted operating expenses is a useful measure of the company’s operating costs, as it allows for additional analysis of the company’s operating expenses separate from the impact of these items.

	Three months ended			Year ended
	Dec. 31,			Dec. 31,
	2017	2016	Change	2017	2016	Change

Net income (GAAP)	$15,554	$9,520	63.4%	$84,402	$65,991	27.9%
Income tax expense	8,520	4,806	77.3%	45,739	39,186	16.7%
Interest expense	893	481	85.7%	3,213	2,396	34.1%
Depreciation and amortization	4,827	4,150	16.3%	18,182	16,644	9.2%
EBITDA	29,794	18,957	57.2%	151,536	124,217	22.0%
Stock-based compensation	7,955	4,116	93.3%	24,345	16,643	46.3%
Charitable donations to Hurricane Harvey relief efforts	782	—	—	2,000	—	—
Other	—	—	—	(200)	—	—
Stockholder advisory expenses	—	—	—	—	323	—
Adjusted EBITDA (non-GAAP)	$38,531	$23,073	67.0%	$177,681	$141,183	25.9%

Net income per worksite employee per month (GAAP)	$27	$18	50.0%	$38	$33	15.2%
Income tax expense per worksite employee per month	15	10	50.0%	21	19	10.5%
Interest expense per worksite employee per month	2	1	100.0%	1	1	—
Depreciation and amortization per worksite employee per month	8	8	—	9	9	—
EBITDA per worksite employee per month	52	37	40.5%	69	62	11.3%
Stock-based compensation per worksite employee per month	15	8	87.5%	11	8	37.5%
Charitable donations to Hurricane Harvey relief efforts per worksite employee per month	1	—	—	1	—	—
Other per worksite employee per month	—	—	—	—	—	—
Stockholder advisory expenses per worksite employee per month	—	—	—	—	1	—
Adjusted EBITDA per worksite employee per month (non-GAAP)	$68	$45	51.1%	$81	$71	14.1%

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense. Adjusted EBITDA, which represents EBITDA plus charitable donations related to Hurricane Harvey relief efforts, other credits, costs associated with stockholder advisory expenses and stock-based compensation is based on our definition in our credit facility. Insperity management believes EBITDA and Adjusted EBITDA are often useful measures of the company’s operating performance, as they allow for additional analysis of the company’s operating results separate from the impact of these items and Adjusted EBITDA is used by our lenders to assess our leverage and ability to make interest payments.

	Three Months Ended Dec. 31,			Year Ended Dec. 31,
	2017	2016	Change	2017	2016	Change

Net income (GAAP)	$15,554	$9,520	63.4%	$84,402	$65,991	27.9%

Stock-based compensation	7,955	4,116	93.3%	24,345	16,643	46.3%
Charitable donations to Hurricane Harvey relief efforts	782	—	—	2,000	—	—
Other	—	—	—	(200)	—	—
Stockholder advisory expenses	—	—	—	—	323	—
Total non-GAAP adjustments	8,737	4,116	112.3%	26,145	16,966	54.1%
Tax effect of non-GAAP adjustments	(3,092)	(1,381)	123.9%	(9,354)	(6,239)	49.9%
Enactment of U.S. tax reform	2,481	—	—	2,481	—	—
Tax effect of disaster credit	(669)	—	—	(669)	—	—
Adjusted net income (non-GAAP)	$23,011	$12,255	87.8%	$103,005	$76,718	34.3%

	Three Months Ended Dec. 31,			Year Ended Dec. 31,
	2017	2016	Change	2017	2016	Change

Diluted net income per share of common stock (GAAP)	$0.36	$0.23	56.5%	$2.01	$1.54	30.5%

Stock-based compensation	0.19	0.09	111.1%	0.58	0.39	48.7%
Charitable donations to Hurricane Harvey relief efforts	0.02	—	—	0.05	—	—
Other	—	—	—	(0.01)	—	—
Impact of dividends exceeding earnings	0.02	—	—	—	—	—
Stockholder advisory expenses	—	—	—	—	0.01	—
Total non-GAAP adjustments	0.23	0.09	155.6%	0.62	0.40	55.0%
Tax effect on non-GAAP adjustments	(0.08)	(0.03)	166.7%	(0.22)	(0.15)	46.7%
Enactment of U.S. tax reform	0.06	—	—	0.06	—	—
Tax effect of disaster credit	(0.02)	—	—	(0.02)	—	—
Adjusted diluted net income per share of common stock (non-GAAP)	$0.55	$0.29	89.7%	$2.45	$1.79	36.9%

Adjusted net income and adjusted diluted net income per share of common stock represent net income and diluted net income per share computed in accordance with GAAP, excluding the impact of stock-based compensation, enactment of U.S. tax reform, and disaster credits and charitable contributions related to Hurricane Harvey relief efforts, other credits and stockholder advisory expenses. Insperity management believes adjusted net income and adjusted diluted net income per share of common stock are useful measures of the company’s operating performance in this period, as they allow for additional analysis of the company’s operating results separate from the impact of these items.

Non-bonus payroll, adjusted cash, cash equivalents and marketable securities, adjusted operating expenses, EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted net income per share of common stock are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll, adjusted cash, cash equivalents and marketable securities, adjusted operating expenses, EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted net income per share of common stock should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

The following is a reconciliation of GAAP to non-GAAP financial measures for first quarter and full year 2018 guidance (in millions, except per share amounts):

	Q1 2018	Full Year 2018
	Guidance	Guidance
Net income (GAAP)	$37 - $39	$105 - $110
Income tax expense	12	39 - 41
Interest expense	1	5
Depreciation and amortization	5	22
EBITDA	55 - 57	171 - 178
Stock-based compensation	5	17
One-time tax reform bonus	9	9
Adjusted EBITDA (non-GAAP)	$69 - $71	$197 - $204

Diluted net income per share of common stock (GAAP)	$0.89 - $0.93	$2.50 - $2.62
Stock-based compensation	0.11	0.42
One-time tax reform bonus	0.21	0.21
Total non-GAAP adjustments	0.32	0.63
Tax effect on non-GAAP adjustments	0.09	0.17
Adjusted EPS (non-GAAP)	$1.12 - $1.16	$2.96 - $3.08